Exhibit 3.2

ROSS MILLER
Secretary of State
204 N. Carson Street, Suite 1
Carson City, Nevada  89701-4520
(775) 684-5708
Website:  www.nvsos.gov
CERTIFICATE OF AMENDMENT	Filed in the office of	Document Number 20120231569-21
(PURSUANT TO NRS 78.385 AND 78.390)	/s/ Ross Miller Ross Miller	Filing Date and Time 03/30/2012 2:10PM
	Secretary of State State of Nevada	Entity Number E0303962010-6

USE BLACK INK ONLY – DO NOT HIGHLIGHT                                                                                                ABOVE SPACE IS FOR OFFICR USE ONLY

1.Name of Corporation:
SWINGPLANE VENTURES, INC.
2.  The articles have been amended as follows:  (provide article numbers, if available)

On March 29, 2012 the majority Shareholders of the Company approved (i) an increase in the authorized number of shares of Common Stock of the Company from seventy million (75,000,000) shares of Common Stock to Five hundred fifty million (550,000,000) shares of Common Stock; (ii) a 35-for-1 forward stock split of the issued and outstanding shares of Common Stock of the Company, which shall be payable as a dividend and upon surrender.  A tru and accurate copy of the Action by Written Consent of Shareholders dated March 29, 2012 is attached hereto and is on file in the official minute book of the Company.

The par value for all shares of Common Stock is $0.001 per share.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles or incorporation* have voted in favor of the amendment is:74%

4.   Effective date and time of filing:  (optional)                                                                                      DATE:                                                      TIME:

5.   Signature: (required)                                                                           (must not be later than 90 days after the certificate is filed)

X
Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by amendment regardless to limitations or restriction on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit –After Revised: 8-31-11